Exhibit 99.1

Reed’s, Inc. Announces $5.3 Million Private Placement

NORWALK, CONN., March 10, 2022 (GLOBE NEWSWIRE) — Reed’s, Inc.®(NASDAQ:REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, all-natural ginger beverages, today announced that it has entered into securities purchase agreements with certain institutional and accredited investors to raise approximately $5.3 million in a private placement through the issuance of an aggregate of approximately 18 million shares of common stock and warrants to purchase up to an aggregate of approximately 9 million shares of common stock. Officers and directors of the Company agreed to purchase approximately $1.1 million of the securities in the offering.

The purchase price per share of common stock and associated warrant was $0.28 for the investors (other than officers and directors of the Company) and $0.3502 for the officers and directors of the Company in compliance with the rules of the Nasdaq Stock Market. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.2877 per share. The warrants become exercisable six months from the closing of the offering and are exercisable for a period of five years from the initial exercise date. The offering is expected to close on or about March 11, 2022, subject to customary closing conditions.

Roth Capital Partners acted as the sole placement agent for the offering.

The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and in a transaction not involving a public offering and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release is neither an offer to purchase or sell nor a solicitation of an offer to sell or buy the shares, warrants or any other securities of the Company, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Reed’s Inc.

Reed’s, Inc. is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s Inc. is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs. The risks and uncertainties referred to above include, but are not limited to: the proposed offering, including as to the completion of the private placement described above, the satisfaction of customary closing conditions related to the private placement and the intended use of net proceeds from the private placement, risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our need for significant capital; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including war, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 30, 2021 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact:

Elevate IR

ir@reedsinc.com

720.330.2829